Exhibit 21.1

Subsidiaries of FS KKR Capital Corp. II

Name of Subsidiary	State of Incorporation or Organization
Ambler Funding LLC	Delaware
Brewerytown Funding LLC	Delaware
Broomall Funding LLC	Delaware
Burholme Funding LLC	Delaware
Center City Funding LLC	Delaware
Cheltenham Funding LLC	Delaware
Cobbs Creek LLC	Delaware
Cooper River LLC	Delaware
Darby Creek LLC	Delaware
Dunlap Funding LLC	Delaware
Dunning Creek LLC	Delaware
FSIC II Investments, Inc.	Delaware
Germantown Funding LLC	Delaware
IC II American Energy Investments, Inc.	Delaware
IC II Arches Investments, LLC	Delaware
IC II Northern Investments, LLC	Delaware
IC III Arches Investments, LLC	Delaware
Juniata River LLC	Delaware
Meadowbrook Run LLC	Delaware
Wissahickon Creek, LLC	Delaware